SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                        Date of Report:  May 15, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam, RespiGam and Synagis are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated May 14, 1998:

      BIOTRANSPLANT AND MEDIMMUNE ANNOUNCE INITIAL CLINICAL SAFETY AND
                     PHARMACOKINETICS DATA FOR MEDI-507

Charlestown, MA and Gaithersburg, MD, May 14, 1998 -- BioTransplant Incorporated (Nasdaq:BTRN) and MedImmune, Inc. (Nasdaq:MEDI) today announced encouraging safety and pharmacokinetic results from a 13-patient, Phase I clinical trial of MEDI-507, a humanized monoclonal antibody with potential applications for treating transplant rejection and graft vs. host disease
(GvHD). The Phase I data, which indicated that MEDI-507 was generally well tolerated, were presented today at the 24th Annual Scientific Meeting of the American Society for Transplant Surgeons (ASTS) held in Chicago.

MEDI-507 is derived from BTI-322, a murine monoclonal antibody which has demonstrated in clinical trials the potential to prevent and treat tissue graft rejection in several transplant settings. BTI-322 was discovered by Drs. Herve Bazin and Dominique Latinne at the Experimental Immunology Unit of the Catholic University of Louvain, Belgium. MedImmune is developing MEDI-507 under an exclusive license from BioTransplant.

"We are pleased that the safety results are consistent with our clinical evaluation of BTI-322," commented Elliott Lebowitz, President and Chief Executive Officer of BioTransplant. "In addition to its potential as a stand-alone product developed by MedImmune, BioTransplant retains the rights to use MEDI-507 in BioTransplant's proprietary ImmunoCognance trademark Systems which are designed to re-educate the immune system to create tolerance to transplanted tissue: AlloMune trademark for human-to-human transplants and XenoMune trademark for porcine-to-human transplants."

The Phase I study presented at ASTS was an open-label, dose-escalating safety trial in renal allograft recipients examining three dose levels (0.012, 0.06, and 0.12 mg/kg/dose) of MEDI-507. Thirteen patients were given an initial dose within six hours after kidney transplant surgery and a second dose 60-72 hours later. Results indicated that MEDI-507 was generally well tolerated and no anti-MEDI-507 antibodies were detected following administration. During the first 30 days of follow up, two patients experienced acute rejection.

Based on encouraging results from Phase I/II clinical trials with BTI-322 for the treatment of steroid resistant GvHD and acute transplant rejection, MedImmune has initiated clinical evaluation of MEDI-507 to evaluate its therapeutic properties. Both MEDI-507 and BTI-322 bind specifically to the CD2 antigen receptor found on T cells and natural killer (NK) cells.
Previous in vitro studies have suggested that BTI-322 and MEDI-507 have the ability to inhibit selectively the response of T cells directed at transplant antigens while subsequently allowing immune cells to respond normally to other antigens.

BioTransplant Incorporated is developing proprietary pharmaceuticals and organ transplantation systems, which represent a comprehensive approach to inducing long-term functional transplantation tolerance in humans. BioTransplant's product candidates, which utilize BioTransplant's
ImmunoCognance trademark technology, are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, increase the supply of transplantable organs and reduce the cost of treating end-stage organ disease.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials. In October 1995, MedImmune and BioTransplant established a strategic alliance for development of BTI-322 and any future generation products, such as MEDI-507, for use in organ transplantation and other indications. MedImmune is located in Gaithersburg, MD.

This press release includes forward-looking statements based on the current expectations of the management of BioTransplant and MedImmune. Factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to: the companies' ability to secure future funding; the progress of the companies' research and development programs and difficulties inherent in developing pharmaceuticals and procedures for organ transplantation; uncertainties as to the extent of future government regulation of the transplantation business; and the companies' ability to maintain collaborations with third parties. For a detailed discussion of these and other factors, see the companies' annual reports on form 10-K for the year ended December 31, 1997, as well as other documents filed with the Securities and Exchange Commission.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            May 15, 1998